Exhibit 99.1

[LOGO] KADANT                                                               NEWS
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA   01720


                    Kadant to Move to New York Stock Exchange


ACTON, Mass., April 28, 2003 - Kadant Inc. (AMEX:KAI) announced that it has applied to list its common stock on the New York Stock Exchange (NYSE). The company anticipates that its common stock will begin trading on the NYSE on Wednesday, May 14, 2003, under its current ticker symbol, "KAI." Kadant's common stock will continue to trade on the American Stock Exchange until that date.

         William A. Rainville, chairman and chief executive officer of Kadant, said, "Now that we are a completely independent public company, we are looking to increase our visibility in the global investment community. We believe that our listing on the NYSE will give us access to a broader investor base, and the benefit of being associated with other listed firms that share our attributes - a history of leadership, global market presence, sound business practices, and financial strength."

         "The Exchange is privileged to welcome Kadant to its family of listed companies," said NYSE chairman and chief executive officer Dick Grasso. "As a long-time supplier to the pulp and paper industry, Kadant has built a global franchise that is a recognized and respected leader in the industry. We look forward to an outstanding partnership with Kadant and its shareholders."

         Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper recycling industries, including stock-preparation equipment, water-management systems, and papermaking accessories. The company also develops and manufactures composite building materials produced from recycled fiber and plastic. Kadant, based in Acton, Massachusetts, reported $186 million in revenues in 2002 and employs approximately 1,100 people worldwide. For more information, please visit www.kadant.com.